Exhibit 10.14

OPHTHOTECH CORPORATION

One Penn Plaza

35th Floor

New York, NY 10119

(212) 845-8200

April 26, 2013

Dr. David Guyer

Dear David:

It is my pleasure to extend to you this offer of employment with Ophthotech Corporation (the “Company”), subject to your acceptance of the terms hereof and approval by the Company’s Board of Directors (the “Board”). On behalf of the Company, I set forth below the proposed terms of your employment:

1.	Employment. You will be employed to serve on a full-time basis as the Company’s Chief Executive Officer, effective April 26, 2013. As the Company’s Chief Executive Officer, you will report to the Board and you shall have the duties, responsibilities and authority commensurate with your position in companies of similar type and size. The Company acknowledges that upon the effective date of your employment you shall remain as a member of the Board. All employees shall report to you or your designee. You agree to devote your full business time, efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Notwithstanding the foregoing, you shall be permitted to continue serving on the boards of directors of three other companies, initially PanOptica, Inc., Allocure, Inc. and Imagen Biotech Inc., provided that such service does not entail an operating role, does not materially interfere with the performance of your duties and responsibilities to the Company and does not compete with the Company and your role as provided in Section 16. For purposes hereof, a business will be deemed to be competitive with the Company if it engages in the research, development or commercialization of pharmaceutical or diagnostic products for ocular diseases whose primary mechanism of action is directed at the pdgf molecule and/or its receptor or the C5 molecule and/or its receptor. On or prior to the closing of the Company’s initial public offering of its common stock, you shall reduce the number of boards of directors (other than the Board) on which you serve to no more than two, provided that the Board would consider permitting you to serve on a third board of directors in its discretion. In addition, you shall be permitted to provide de minimis consulting services, initially to Rapid Pathogen Screening, Inc., Aerpio Therapeutics, Inc., Sensimed AG, Neurotech Pharmaceuticals, Inc. and Kala Pharmaceuticals, Inc. You agree to maintain a log of the time you spend providing service as a consultant and to furnish such log to the Board upon request. You further agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein not inconsistent with this letter that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will be at the rate of $43,333.33 per monthly pay period (which if annualized equals $520,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices.

3.	Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Board, you will be eligible for a performance bonus of up to 60% of your annualized base salary, based on your personal performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole discretion. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company, except as otherwise provided herein. Any bonus would be pro-rated for the 2013 calendar year.

4.

Equity. Subject to your execution of the Company’s standard form of stock option agreement, you are being granted options to purchase an aggregate of 3,982,258 shares of the Company’s common stock, which equals approximately 3.1% of the Company’s fully diluted capital stock on an as-converted to common stock basis (calculated assuming the issuance of up to 20,000,000 shares in connection with the proposed Series C preferred stock financing contemplated by the term sheet previously executed by the Company and Novo A/S (the “Series C Financing”)). For purposes of clarity, such options would be in addition to any stock awards previously granted to you, including the 750,000 shares of common stock granted to you and the 750,000 shares of common stock granted to The Guyer Family Irrevocable Trust. Such options would be issued with an exercise price, based on fair market value, of $1.70 per share and would vest in 48 equal monthly installments over the four-year period beginning on the effective date of your employment, pursuant to the terms of the stock option agreement and subject to your continued employment with the Company. Notwithstanding the time based vesting provided for above, an aggregate of 620,000 shares subject to such options (the “Contingent Option Shares”) shall only vest subject to the issuance and sale by the Company of shares in the Series C Financing. Upon each issuance of shares in the Series C Financing (each, a “Series C Closing”), a number of Contingent Option Shares equal to 3.1% of the number of shares issued at such Series C Closing shall vest, subject to any remaining time based vesting conditions. Upon the consummation of a Change in Control Event (as defined in the Company’s Amended and Restated 2007 Stock Incentive Plan) on or following the date that is six months after the effective date of your employment and subject to your continued employment with the Company as of such time or your termination by the Company without Cause within seventy-five (75) days prior to (and in contemplation of) such Change in Control Event, such options shall become immediately exercisable in full with respect to all unvested shares subject to such options (other than any Contingent Option Shares the vesting of which has not been triggered as a result of a Series C Closing). Upon the consummation of a Change in Control Event prior to the date that is six months after the effective date of your employment and subject to your continued employment with the Company as of such time or your termination by the Company without Cause within seventy-five (75) days prior to (and in contemplation of) such Change in Control Event, such options shall become immediately exercisable with respect to 66.7% of the unvested shares subject to such options (other than any Contingent Option Shares the vesting of which has not been triggered as a result of a Series C Closing) and the options shall terminate and expire with respect to the remaining 33.3% of such unvested shares. Upon the consummation of a Change in Control Event, such options shall terminate and expire with respect to any Contingent Option Shares the vesting of which has not been triggered as a result of a Series C Closing.

As an example, if the first Series C Closing occurs on the date that is one month after the effective date of your employment and 6,666,667 shares are issued at such Series C Closing, then 206,667 Contingent Option Shares would vest, subject to the remaining time based vesting. If a Change in Control Event is then consummated on the date that is four months after the effective date of your employment without any additional Series C Closing having occurred, then (i) your options would terminate and expire with respect to an aggregate of 1,502,747 shares, comprised of (A) the remaining 413,333 Contingent Option Shares the vesting of which was not triggered and (B) 1,089,414 shares, which equals 33.3% of the unvested shares subject to such options (other than the Contingent Option Shares the vesting of which was not triggered) and (ii) your options would be immediately exercisable for an aggregate of 2,479,511 shares, comprised of (A) 297,410 shares previously vested based on time based vesting and (B) 2,182,101 shares, which equals 66.7% of the unvested shares subject to such options (other than the Contingent Option Shares the vesting of which was not triggered).

5.	Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

6.

Severance. If your employment is terminated by the Company without Cause or by you for Good Reason, then (subject to your executing (and not revoking) a separation agreement as described below) the Company will (i) pay you an amount equal to twelve (12) months of your base salary, less standard employment-related withholdings and deductions, which amount shall be paid to you in a lump sum on the Payment Date (as defined below), (ii) pay you a pro-rated portion of the bonus to which you would otherwise be entitled pursuant to Section 3 hereof for the year in which your employment terminates, less standard employment-related withholdings and deductions, which amount shall be paid to you at the same time bonuses for other executives are paid for such year, and (iii) provide for continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans to the extent permitted under such plans for a period of twelve (12) months immediately following the date of the termination of your employment. The Company shall not be obligated to pay to you the severance payments provided for herein unless you have timely executed (and not revoked) a separation agreement in substantially the form attached hereto. Such separation agreement must be executed and become binding and enforceable within sixty (60) calendar days after the effective date of your termination of employment (such 60th day, the “Payment Date”); provided, however, that if the 60th day following the date of termination occurs in the next calendar year following the date of termination, then the Payment Date shall be no earlier than January 1 of such following calendar year.

For purposes hereof, “Cause” shall mean that: (i) you failed to attempt in good faith, refused or willfully neglected to perform and discharge your material duties and responsibilities; (ii) you have been convicted of, or pled nolo contendere to, a felony or other crime involving fraud or moral turpitude; (iii) you breached your fiduciary duty or loyalty to the Company, or acted fraudulently or with material dishonesty in discharging your duties to the Company; (iv) you undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (v) you materially breached any material provision hereof; or (vi) you materially breached any material provision of any Company code of conduct or ethics policy. Notwithstanding the foregoing, “Cause” shall not be deemed to have occurred unless: (A) the Company provides you with written notice that it intends to terminate your employment hereunder for one of the grounds set forth in subsections (i), (v) or (vi) within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, you have failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) the Company terminates your employment within six (6) months from the date that Cause first occurs.

For purposes hereof, “Good Reason” shall mean, without your written consent: (i) any change in your position, title or reporting relationship with the Company that diminishes in any material respect your title, authority, duties or responsibilities, including your removal as a member of the Board; provided, however, that (A) a change in your title or reporting relationship solely due to the Company becoming a division, subsidiary or other similar part of a larger organization, or your removal as a member of the Board, following a Change of Control Event shall not by itself constitute Good Reason until the first anniversary of the Change in Control Event and (B) your ceasing to serve as Chairman of the Board shall not by itself constitute Good Reason if you are still serving as a member of the Board; (ii) any material reduction in your base compensation; (iii) a material change in the geographic location at which services are to be performed by you; or (iv) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (A) you provide the Company with written notice that you intend to terminate your employment hereunder for one of the grounds set forth in subsections (i), (ii), (iii) or (iv) within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) you terminate your employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify you from asserting Good Reason for any subsequent occurrence of Good Reason.

7.	Gross-Up. (a) If it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or any of its affiliates, to you or for your benefit, whether paid, payable, distributed, distributable or provided pursuant hereto or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” (a “Payment”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that is paid or payable to you or for your benefit during the term of this letter would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax (the “Excise Tax”), you shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the 280G Gross-Up Payment, you retain an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments.

(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 7 by a nationally recognized certified public accounting firm, other than the Company’s regular auditor, or by the Company’s outside legal counsel, in each case that shall be selected by the Company and shall be reasonably acceptable to you (the “Accounting Firm”). The Company shall direct the Accounting Firm to provide detailed supporting calculations to both the Company and you within 15 Business Days after the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. Any 280G Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to you within five Business Days after the receipt of the Accounting Firm’s determination (but in all events no later than the end of the taxable year following the taxable year in which any tax is remitted to the relevant taxing authority). The Company shall instruct the Accounting Firm to inform you in writing if the Accounting Firm determines that no Excise Tax is payable by you. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of the Excise Tax, at the time of the initial determination by the Accounting Firm hereunder, it is possible that the amount of the 280G Gross-Up Payment determined by the Accounting Firm to be due to you, consistent with the calculations required to be made hereunder, will be lower than the amount actually due, including any interest and penalties (an “Underpayment”) or higher than the amount actually due, including any interest and penalties (an “Overpayment”). If the Company exhausts its remedies pursuant to Section 7(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to you within five Business Days after the receipt of the Accounting Firm’s determination. Within 15 Business

Days after you files his income tax returns for any year in which the Company makes a 280G Gross-Up Payment, you shall submit true and complete copies thereof to the Accounting Firm for purposes of determining if there has been an Overpayment. The Accounting Firm shall be instructed to make such determination within 20 Business Days. If the Accounting Firm determines that the Company has made an Overpayment to you, then within ten Business Days you shall repay to the Company the amount of such Overpayment.

(c) You shall notify the Company of any written claim by the Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten Business Days after you are informed in writing of such claim. Failure to give timely notice shall not prejudice your right to 280G Gross-Up Payments and rights of indemnity under this Section 7. You shall apprise the Company of the nature of such claim and the date the IRS specifies as the due date for payment of such claim. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or any other tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the

Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

(d) If, after the receipt by you of an amount advanced by the Company pursuant to Section 7(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 7(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of the 30-day period after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.

(e) As used in this Section 7, “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized of required by law or executive order to remain closed.

(f) No provision of this Section 7 is intended to violate the provisions of the Sarbanes-Oxley Act of 2002 with regard to loans and, to the extent such would be applicable and any amount would be deemed a loan thereunder, such amount shall be deemed to be a nonrepayable payment to you.

8.	Vacation. You will be eligible for four (4) weeks of paid vacation per calendar year to be taken at such times as are commensurate with your duties.

9.	Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. As a condition of employment, you will be required to execute the attached Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”).

10.	No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

11.	Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

12.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized representative of the Company that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment. In addition, the Independent Contractor Agreement between you and the Company dated December 10, 2009 shall terminate upon the effective date of your employment.

13.	Successors and Assigns. The terms of this letter shall be binding upon and inure to the benefit of you and the Company and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that your obligations are personal and may not be assigned by you. You expressly consent to be bound by the provisions hereof for the benefit of the Company or any subsidiary or affiliate thereof to whose employ you may be transferred without the necessity that this letter be re-signed at the time of such transfer.

14.	Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and you each consents to the jurisdiction of such a court. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision hereof.

15.	Attorneys’ Fees. The Company shall pay your reasonable attorneys’ fees and expenses in connection with reviewing and negotiating the terms hereof in an amount not to exceed $7,500.

16.	Position at SV Life Sciences. You shall be permitted to maintain the title of Venture Partner at SV Life Sciences, provided that (i) you are serving only in an advisory capacity for businesses that do not compete with the Company as set forth in Section 1 hereof and (ii) you do not have any responsibility for operating or investing matters beyond your service on the boards of directors of other companies as permitted by Section 1 hereof. You may retain all amounts and benefits you receive as a result of the foregoing.

17.	Code Section 409A. The intent of the parties is that payments and benefits under this letter comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(a) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes are remitted to the taxing authorities. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. In the event at the time of any separation from service you are a “specified employee” within the meaning of Code Section 409A, any deferred compensation subject to Code Section 409A payable as a result of such termination shall not be paid prior to the earlier of six (6) months after such termination and your death and shall be paid immediately thereafter.

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If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Non-Competition Agreement. The terms of employment set forth herein shall become binding upon you and the Company upon approval by the Board and your execution of this letter; provided, however, that if you do not accept this offer by 5:00 p.m. on Friday, April 26, 2013, the offer will be deemed withdrawn.

Sincerely,

By:	/s/ Nicholas Galakatos
Nicholas Galakatos
Chairman, Compensation Committee
Ophthotech Corporation

The foregoing correctly sets forth the terms of my at-will employment with Ophthotech Corporation. I am not relying on any representations other than those set forth above.

/s/ David R. Guyer	4/16/2013
David Guyer	Date

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Ophthotech Corporation, a Delaware corporation (the “Company”), and David Guyer (the “Employee”) (together, the “Parties”), entered into a letter agreement dated April 26, 2013 (the “Offer Letter”). Any capitalized terms not defined herein shall have the meanings ascribed to them in the Offer Letter. This is the release by Employee of all claims against the Releasees (as defined below) arising out of the Employee’s employment with or separation from the Company (the “Release”). The consideration for the Employee’s agreement to this Release consists of the severance payments set forth in Section 6 of the Offer Letter, which are conditioned on, among other things, termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason and effectiveness of this Release based on the Employee’s timely execution and nonrevocation hereof.

1.    Tender of Release.  This Release is automatically tendered to the Employee upon the termination of the Employee’s employment by the Company without Cause or by the Employee with Good Reason.

2.    Release of Claims.  The Employee voluntarily, fully, forever, irrevocably and unconditionally releases and discharges the Company, its affiliates, subsidiaries and parent companies and each of their predecessors, successors, assigns, and their current and former members, partners, directors, managers, officers, employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown that the Employee now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee arising out of the Employee’s employment with or separation from the Company (collectively, “Claims”). This release of Claims includes, without implication of limitation, the release of all Claims:

•	of breach of contract;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under state law);

•	under any other federal or state statute, to the fullest extent that Claims may be released;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, salary, bonuses, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Notwithstanding anything to the contrary contained herein, this Release does not apply to or affect (i) the Employee’s right to receive the severance payments set forth in Section 6 of the Offer Letter, (ii) the Employee’s ownership of, and the Employee’s rights by virtue of his ownership of, any capital stock or other securities of the Company or (iii) the Indemnification Agreement between the Company and the Employee dated December 11, 2009, any other rights of indemnification or exculpation of which the Employee is the beneficiary under the corporate charter, bylaws or other charter or organizational instruments or benefit or equity plans of the Company or any other Releasee or at law and rights of coverage to which the Employee may be entitled under any director and officer liability insurance policy of the Company or any other Releasee.

4.    Ongoing Obligations of the Employee; Enforcement Rights.  The Employee reaffirms his ongoing obligations as well as the Company’s enforcement rights provided for in the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement between the Company and the Employee dated April 26, 2013.

5.    No Assignment; Representation on Action.  The Employee represents that he has not assigned to any other person or entity any Claims against any Releasee. The Employee further represents that he has not filed or reported any Claims against any Releasee with any state, federal or local agency or court.

6.    Right to Consider and Revoke Release.  The Employee acknowledges that he has been given the opportunity to consider this Release for a period ending twenty one (21) days after the tender of the Release. In the event the Employee executed this Release within less than twenty one (21) days after the tender of the Release, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the twenty one (21) day period. To accept this Release, the Employee shall deliver a signed Release to the Chairman of the Compensation Committee of the Board (the “Chair”) within such twenty one (21) day period. For a period of seven (7) days from the date when the Employee executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Chair on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period.

7.    Other Terms.

(a)    Legal Representation; Review of Release.    The Employee acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b)    Binding Nature of Release.  This Release shall be binding upon the Employee and upon his heirs, administrators, representatives and executors.

(c)    Modification of Release; Waiver.  This Release may be amended, only upon a written agreement executed by the Employee and the Company.

(d)    Severability.  In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)    Governing Law and Interpretation.  This Release shall be deemed to be made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without giving effect to the conflict of laws provisions of New York law that would require the application of law of any other jurisdiction. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

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(f)    Entire Agreement; Absence of Reliance.  The Employee acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys of either of them regarding any subject matter addressed in this Release.

So agreed by the Employee:

David Guyer	Date

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